Exhibit 2.2


              SUBLICENSE AGREEMENT FOR GOLDEN BEAR GOLF CENTERS(R)

         SUBLICENSE AGREEMENT, dated as of June 20, 1998, by and between GOLDEN BEAR GOLF CENTERS, INC., a Florida corporation, having its principal place of business at 11780 U.S. Highway #1, North Palm Beach, Florida 33408 ("Licensor"), and GBGC FAMILY GOLF CENTERS, INC., f/k/a GOLDEN BEAR GOLF CENTERS, INC., a Florida corporation, ("Old GBGC") and ORIENT ASSOCIATES INTERNATIONAL, INC. ("OAI"), (collectively, the "Licensees"), each of which is a wholly owned subsidiary of FAMILY GOLF CENTERS, INC. ("Family Golf") having their principal places of business at 538 Broadhollow Road, Melville, New York 11747.

                              W I T N E S S E T H:

         WHEREAS, the original concepts for the Golden Bear Golf Center(R) golf teaching and practice facilities were developed by Licensor's predecessor in interest, Golden Bear International, Inc. ("GBI") and GBI's principal and spokesman, Jack Nicklaus ("Nicklaus");

         WHEREAS, pursuant to an Agreement for Golden Bear Golf Facilities dated as of August 12, 1992, as amended (the "Original License"), OAI obtained the right and license from GBI to develop and operate golf teaching and practice facilities under the Golden Bear Golf Center(R) trademark and to utilize the Golden Bear Endorsement (as defined in Section 2.5, below) in connection therewith;

         WHEREAS, Old GBGC succeeded to the interest of GBI as licensor to OAI by virtue of an Assignment and Amendment dated February 16, 1994, of the Original License, and Old GBGC continued to act in such capacity up to the date of this Agreement;

         WHEREAS, pursuant to certain agreements dated as of June 6, 1996, between Old GBGC, GB Golf and GBI in connection with an initial public offering made by GB Golf, Old GBGC became a wholly owned subsidiary of GB Golf, and GB Golf and Old GBGC acquired from GBI the exclusive worldwide right to develop and license golf teaching and practice facilities under the Golden Bear Golf Center(R) trademark and to utilize the Golden Bear Endorsement (as defined in Section 2.5, below) in connection therewith;

         WHEREAS, prior to the date of this Agreement, Old GBGC owned and operated those Golden Bear Golf Centers(R) identified in Schedule "1" annexed hereto (the "Company Locations"), and OAI continued to operate as a licensee under the Original License those additional Golden Bear Golf Centers(R) identified in Schedule "2" annexed hereto (the "Licensed Locations");

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         WHEREAS, as of the date of this Agreement, Family Golf has acquired all of the issued and outstanding stock of Old GBGC from GB Golf pursuant to a Stock Purchase Agreement dated June 16, 1998, and has thereupon acquired Old GBGC's ownership of and the right to continue operating the Company Locations under this Agreement;

         WHEREAS, under the Stock Purchase Agreement, the parties have mutually agreed to terminate and discharge rights and obligations of the parties under the Original License;

         WHEREAS, pursuant to a Plan of Liquidation adopted by Old GBGC on July __, 1998, as contemplated by Section 5.2 of the Stock Purchase Agreement, Old GBGC has conveyed to Licensor its exclusive rights to own, operate, license and franchise golf teaching and practice facilities worldwide under trademarks licensed by GBI, including Old GBGC's contractual rights under all licenses and franchises of such golf teaching and practice facilities and all future business opportunities relating to the golf teaching and practice facilities;

         WHEREAS, GBI has authorized Licensor to enter into this Agreement for the purpose of authorizing Licensees to continue the operation of the Company Locations and Licensed Locations subject to the terms and conditions set forth herein;

         NOW, THEREFORE, in accordance of the foregoing premises and the mutual covenants and conditions set forth herein, the Parties hereto agree as follows:

             SECTION 1: GRANT OF RIGHTS; STATUS OF PRIOR AGREEMENTS

         1.1 GRANT OF RIGHTS. - For the term set forth in Section 5, below, and subject to the limitations of Section 2 and 3 and the other terms and conditions of this Agreement, Licensor hereby grants to Licensees the non-exclusive right to operate the Company Locations and to continue the operation of the Licensed Locations (all such Company Locations and Licensed Locations to be hereafter referred to individually as a "Golf Facility" and collectively as "Golf Facilities") using: (i) the service mark Golden Bear Golf Centers(R) (the "Facility Trademark") as a brand identity, (ii) the service mark Nicklaus/Flick Golf School(R) to describe golf instructional services utilizing the Teaching Program and Coaching Studio (as defined in Sections 2.2 and 2.3, below) as a non-exclusive method of golf instruction, subject to the terms and conditions set forth in Section 2.2, below; and (iii) the related system of identification and operations as heretofore developed by Old GBGC and currently utilized by the Golf Facilities. Subject to the terms and limitations of its agreements with GBI, Licensor shall be free during the term of this Agreement to make such modifications to the system of identification and operation of facilities identified with the Facility Trademark in the United States as Licensor may deem appropriate to meet its objectives as an independent business. The parties agree that the foregoing grant of rights to operate

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and sublicense Golf Facilities shall also include the non-exclusive option to utilize any additional products, services or techniques developed or approved by Licensor for general use in the United States as part of the system of identification and operation of golf facilities under the Facility Trademark (such products, services or techniques to be known as the "Upgrades") during the term of this Agreement, without amendment of this Agreement or payment of additional compensation.

1.2 TERMINATION OF ORIGINAL LICENSE. - The parties acknowledge and agree that all prior agreements between Old GBGC, Licensor and GBI with respect to the licensing of golf teaching and practice facilities and all prior agreements between Old GBGC, GBI and OAI in connection with the Original License have been terminated and merged into this Agreement, and that the ongoing rights of Licensees with respect to all of the Golf Facilities shall be controlled in all respects by this Agreement from and after the effective date hereof. The parties confirm the assignment to Licensor of Old GBGC's rights to collect the final Royalty Fees earned under Section 4.2 the Original License prior to the effective date of this Agreement, and OAI shall provide to Licensor the final accounting and payment required under Section 5.3(d) of the Original License within ninety (90) days of the effective date of this Agreement. Except for such obligation of OAI, the parties agree that the Original License shall be deemed fully performed as of the date of this Agreement and that each of GBI, Licensor, Old GBGC and OAI shall be deemed released and discharged from any further obligations or liabilities with respect thereto.

1.3 TERRITORIAL PROTECTION OF GOLF FACILITIES. - Notwithstanding Licensor's reservation of its rights to operate or license the operation of golf teaching and practice facilities other than the Golf Facilities under the Facility Trademark, Licensor hereby covenants and agrees, for itself and for its affiliates, that it will not operate, or license, franchise or authorize any other person to operate, (i) any golf practice range facility under the Facility Trademark or any confusingly similar trademark, or (ii) any practice facility operated as part of a public golf course under the Facility Trademark, if such golf practice range facility or teaching and practice facility is located within a radius of ten (10) miles of the location of any Golf Facility which is operated by Licensees under this Agreement, except as otherwise provided herein. This covenant shall not restrict the rights of Licensor or its affiliates, including GBI, to conduct any other golf related businesses, including the design and construction of golf facilities, the operation of daily fee, public or municipal golf course operations and related teaching and practice facilities, and the conduct of golf events and educational programs, within such protected areas without use of the Facility Trademark. In the event that the rights of a Licensee to operate a Golf Facility under this Agreement are subsequently terminated under Section 5.2, below, the provisions of this Section shall forthwith terminate as to such Golf Facility, and Licensor and its affiliates shall thereafter be entitled to operate or license the operation of a competitive golf teaching and practice facility within the area surrounding such Golf Facility which was formerly protected under this Section. The parties acknowledge that Licensor is presently committed to license a golf teaching and practice facility under the Facility Trademark at the "Ferry Point" site located at the Whitestone Bridge in New York City, which would otherwise violate the exclusivity granted to OAI hereunder. OAI hereby agrees to waive the operation of this Section as

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to such project, provided that in the event that Licensor elects to terminate the licenses granted for such project during the term of this Agreement, such waiver shall not apply to any future operator of the site unless otherwise agreed by OAI.

                  SECTION 2: MAINTENANCE OF QUALITY STANDARDS

2.1 STANDARD OF QUALITY. - As a condition to maintaining the rights granted under Section 1.1, above, Licensees shall be required to maintain the standards of quality (in terms of facility utilization and maintenance, product and service offerings, and customer service) established for the Golf Facilities by GBI as owner of the Golden Bear Endorsement, which standards contemplate a golf teaching and practice facility substantially in the form of the current Golf Facilities which conforms with the requirements otherwise described in this
Section 2. The parties acknowledge that Licensor reserves the right, with the consent of GBI as owner of the Facility Trademark, to modify and supplement the standards of quality reflected in this Agreement as necessary during its term to reflect modifications to the forms of teaching and practice facilities and services offered to the public by Licensor, its affiliates and licensees under the Facility Trademark. Additional standards of quality which are adopted by GBI to cover Upgrades developed by Licensor during the term of this Agreement shall become effective upon actual utilization by Licensees of any such Upgrades at the Golf Facilities under the ongoing license granted under Section 1.1, above. New standards which are adopted by GBI to cover facilities, equipment or operations currently conducted at the Golf Facilities shall become applicable:
(i) upon written notice from Licensor, if the implementation of such standards does not require any additional capital investment by Licensees or significantly increase their operating expenses, or (ii) at such time, if any, as non-conforming facilities and equipment are replaced by Licensees in the normal course of business or conflicting operating standards are abandoned, provided that Licensees may replace non-conforming facilities or equipment or conflicting operating standards with reasonably comparable items or standards if implementation of GBI's new standards would significantly increase the costs of such replacement or Licensees' operating expenses. Without limiting the rights of Licensor under this Agreement or the rights of GBI to protect the goodwill of its trademarks under its master licensing agreements with Licensor, authorized representatives of Licensor and/or GBI shall have the right to inspect any Golf Facilities owned and operated by Licensees a reasonable number of times per year on reasonable notice during reasonable hours to ensure that such Golf Facilities are being maintained and operated in accordance with the quality standards of GBI as reflected in this Agreement.

2.2 USE OF PROPRIETARY TEACHING PROGRAM. In conjunction with the sale of Old GBGC to Family Golf, Licensor acquired all of Old GBGC's rights in connection with the golf teaching program for the Golf Facilities originated by GBI and developed and utilized by Old GBGC (the "Teaching Program"), which program is based upon the concepts of Nicklaus and Jim Flick and principles approved by them and is offered under GBI's Nicklaus/Flick Golf School(R) trademarks (the "Program Trademarks"). Licensees agree that the Golf Facilities will continue to actively market and utilize the

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Teaching Program as a distinctive premium brand of golf instructional program, and that neither Licensee shall offer any part of the Teaching Program to customers of a Golf Facility unless such services are exclusively identified with the Program Trademark. Licensor agrees that the Licensees may offer, advertise or promote the teaching methods or systems offered by Family Golf under its Colbert/Ballard(TM) trademark at any of the Golf Facilities during the term of this Agreement (the "Family Golf School"), provided that Licensees shall position and promote the Family Golf School as an entry level or lower level program. No part of the teaching methods or materials of the Teaching Program may be utilized by the Family Golf School or by independent instructors providing services at the Golf Facilities, and Licensees will not permit their instructors or sales personnel to state or imply that any such use is made. In conjunction with its acquisition of the proprietary teaching program, Licensor has obtained the right to publish a comprehensive instructional guide for students of the Teaching Program developed by GBI and Old GBGC (the "Workbook") and certain additional written training and reference materials for instructors (the "Instructor Materials"), provided that Licensees have retained ownership of all inventories of the Workbook on hand at the Golf Facilities and the right to continue utilizing all inventories of the Instructor Materials heretofore provided to the Golf Facilities subject to the terms and conditions of this Section. When their current inventories are exhausted, Licensees will order as necessary from Licensor or its designated source sufficient copies of the Workbook to meet the requirements of Licensees for courses of the Teaching Program offered by them at the Golf Facilities. Such Workbooks will be supplied initially at the prices and terms currently in effect between Old GBGC and OAI for the Licensed Locations, and Licensor agrees that such pricing will be subject to adjustment based solely on cost increases to Licensor. Licensor will also supply Licensees with reasonable additional quantities of the Instructor Materials at no charge for use in training instructors for the Golf Facilities, provided that all Instructor Materials now held by or subsequently delivered to Licensees will remain the sole property of Licensor. Licensor reserves the sole discretion to adopt or revise the Workbook and Instructor Materials from time to time with the permission of the authors and copyright holder, provided that Licensor will give reasonable prior notice to Licensees of any major revisions to the Workbook in order to permit Licensees to manage their inventories of the then current edition.

2.3 USE OF PROPRIETARY SWING ANALYSIS SYSTEM. The parties acknowledge that Licensor has also acquired Old GBGC's interest in those proprietary methods and systems developed by GBI, Old GBGC and their subcontractors, which have been incorporated in a swing analysis system known as the Jack Nicklaus Coaching Studio(TM) (the "Studio Trademark"), which system is currently utilized at the Golf Facilities and in other golf instructional facilities and programs operated and licensed by Licensor and its affiliates. Licensees acknowledge that Licensor and GB Golf shall have the sole right to: (i) pursue and/or authorize the ongoing development and production of proprietary software, hardware and user manuals for use in connection with the swing analysis systems currently marketed under the Studio Trademark and any upgrades or replacements thereto (each such system and all related hardware, software and manuals are known collectively as a "Coaching Studio"), and (ii) establish system specifications and designated vendors to be utilized by licensees and affiliates to

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acquire their requirements of Coaching Studios. Licensees agree to utilize and maintain in good working order at least that number of Coaching Studios presently operating in each Golf Facility, and to assure that sufficient numbers of Coaching Studios remain available to meet the needs of students enrolled in the Teaching Program at the Golf Facilities during the term of this Agreement. Licensees acknowledge that the existing Coaching Studios have been designed using computer and video equipment which has a limited useful life, and that Licensor reserves the right to modify and upgrade the proprietary technology of the Coaching Studio units during the term of this Agreement to reflect advances in video and computer technology. In the event of such modification or upgrade, Licensees will have the opportunity to modify or upgrade their existing Coaching Studios at the time such change is made, and they will be required to acquire Coaching Studio units which incorporate such modification or upgrade at the time an existing Coaching Studio is retired from service due to wear and tear or obsolescence unless Licensees elect to replace the retired Coaching Studio with a unit of the same model in good working order.

2.4 INSTRUCTOR TRAINING PROGRAM. In order to assure the quality of instructional services provided under the Program Trademark, Licensor has acquired the right to conduct the training and certification programs developed by GBI and Old GBGC to enable golf teaching professionals to teach using the proprietary methods of the Teaching Program and Coaching Studio. Licensees agree that all persons providing golf instructional services to patrons at the Golf Facilities using the Teaching Program will be certified as instructors in accordance with the training program acquired by Licensor (the "Instructor Program"), which certification will require them to successfully complete the training programs and experience requirements heretofore established by Old GBGC for such Instructor Program. Licensor agrees that the golf instructors currently employed by the Golf Facilities shall receive credit for all training heretofore received by them, and Licensor shall provide Licensees and Family Golf which such additional training as may be required to complete Licensor's certification of any existing instructional staff not fully certified as of the date of this Agreement and any additional instructional staff hired by Licensees to provide the Teaching Program at Golf Facilities during the term of this Agreement, which training will be conducted according to training policies established by Licensor for facilities operated under the Facility Trademark. Licensees agree that they will complete the certification of any instructors employed by the Golf Facilities who are partially or provisionally certified as soon as practicable and will obtain the certification of sufficient additional and/or replacement staff to meet the requirements of patrons of the Golf Facilities for instruction using the Teaching Program. Licensor reserves the right to modify the Instructor Program from time to time as necessary to provide patrons of facilities operated under the Facility Trademark with competent instructional staff, provided that such modifications will be implemented on the same basis for all operators and licensees of such facilities. In order to maintain the integrity of the Teaching Program, Licensees agree that they will not utilize any of the instructors certified by Licensor under this Section to provide instructional services for the Family Golf Program or permit such instructors to teach independent lessons at the Golf Facilities.

2.5 PROPER USAGE OF GOLDEN BEAR ENDORSEMENT. - Licensees shall be authorized

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to utilize the Facility Trademark only for the purpose of identifying and marketing the Golf Facilities operated under this Agreement, and Licensees shall not utilize any alternative service marks or any form of co-branding or composite tradename or trademark for such purpose without the express written consent of Licensor. Licensees shall be authorized to utilize the Program Trademark and Studio Trademark only for the purpose of identifying and marketing the Teaching Programs offered and Coaching Studios operated at Golf Facilities licensed under this Agreement, and Licensees shall not utilize any alternative trademarks or service marks or any form of co-branding or composite trademark for such purpose without the express written consent of Licensor. Notwithstanding the foregoing, Licensor has consented to Licensees' participation in those marketing and operating activities identified in Schedule "3" as Family Golf affiliates, and Licensees may associate the Facility Trademark, Program Trademark and Studio Trademark with trademarks owned by Family Golf to the limited extent required to conduct such activities subject to the terms and conditions of Section 3.2, below. The license of the Facility Trademark, Program Trademark and Studio Trademark shall carry with it the additional, non-exclusive right to utilize the trademark, service mark and related proprietary rights of GBI in the Golden Bear logo and the name, likeness and signature of Nicklaus to promote the Golf Facilities owned and operated by Licensees among members of the general public, which use shall be limited to advertising and promotional materials developed to market the Golf Facilities and approved under Section 3.2, below. For purposes of this Agreement, the Facility Trademark, Program Trademark and Studio Trademark licensed under
Section 1.1, above, and the Golden Bear logo and name, likeness and signature of Nicklaus, which are licensed on a more restrictive basis under this Section, shall be known collectively as the "Golden Bear Endorsement". All uses of the Golden Bear Endorsement authorized by this Agreement shall conform to the specifications and forms of use established by GBI as the owner of the trademarks and publicity rights included therein prior to the date of this Agreement and such modifications thereto as may be communicated by Licensor to Licensees during the approval process required in Section 3.2.

2.6 JOINT PROMOTIONAL ACTIVITIES; SERVICES OF JACK NICKLAUS. - Licensor and Licensees may, by mutual agreement in writing, elect to develop and implement joint publicity, advertising and promotional events and campaigns for the Golf Facilities on a local, regional or national basis which promote the Golf Facilities in conjunction with other products or services marketed under the Golden Bear Endorsement or personally endorsed by Nicklaus. Licensor agrees to provide the personal services of Nicklaus for a minimum of one (1) promotional or publicity event which promotes the Golf Facilities in each calendar year during the term of this Agreement, which event will be scheduled by mutual agreement of the parties at a time and Golf Facility location reasonably convenient to Nicklaus in light of his other scheduled commitments and subject to Licensees' commitment to pay any travel costs which Nicklaus is required to pay in order to attend a scheduled event. The parties agree that Nicklaus shall have the right to approve the form of any such event and the personal services requested of him, and that no such event shall exceed six (6) hours in length (including meals, breaks and local travel) unless otherwise agreed by Nicklaus in his discretion.

2.7 CONTINUATION OF DESIGN AND MAINTENANCE CRITERIA. - Except for such

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improvements to the Company Locations as were contemplated by Old GBGC prior to the date of this Agreement, Licensees shall be required to maintain the Golf Facilities in a manner consistent with their current design criteria, including exterior design, interior lay-out and decoration themes, and signage. In the event that any Golf Facility is redesigned during the term of this Agreement, Licensor shall have the right to approve any substantial changes to or substantial deviations from the existing design criteria and specifications for such Golf Facility as currently operated in order to assure that the quality standards adopted for the Golf Facilities are met by the Licensee, which approval shall not be unreasonably withheld or delayed provided that such quality standards are met. Licensees further acknowledge that the quality standards adopted for the Golf Facilities require that the grounds, buildings, equipment and customer service areas of each Golf Facility be maintained in a manner consistent with current maintenance standards and schedules.

                    CLAUSE 3: LICENSE RIGHTS AND LIMITATIONS

3.1 OWNERSHIP OF INTANGIBLE RIGHTS. -The parties agree that, subject to the rights of Licensees to utilize the Golden Bear Endorsement under this Agreement, all common law trademark and other proprietary rights arising out of the use of the Facility Trademark, the Program Trademark, and the Studio Trademark, or any other element included in the Golden Bear Endorsement shall inure to the sole and exclusive benefit of GBI as the Owner and ultimate licensor of the Golden Bear Endorsement. The parties further agree that all common law trademark and other proprietary rights arising out of any use of trademarks owned by Family Golf or its affiliates, including use of the Colbert/Ballard(TM) trademark for instructional services authorized under Section 2.2, above, or uses of Family Golf trademarks or tradenames for those purposes permitted under Schedule "3" annexed hereto shall inure to the sole and exclusive benefit of the owners of such trademarks. In the event that Licensor authorizes the use of any alternative trademarks, service marks, co-branding or composite marks to identify, operate or promote the Golf Facilities under Section 2.5, above, any additional trademarks shall be deemed owned by Family Golf or its designated affiliate if developed by such persons and acknowledged by Licensor at the time of their approval for use in the Golf Centers, and they will otherwise be deemed to have become part of the Golden Bear Endorsement licensed under this Agreement at the time of their first use by the Golf Facilities. The parties acknowledge that Old GBGC has assigned to Licensor its entire right and title to and interest in all proprietary rights in the Teaching Program, Coaching Studio, and Instructor Program, and all written and electronically recorded materials generated in connection therewith (collectively, the "Proprietary Materials") including, without limitation (i) copyrights and trade secrets in the Proprietary Materials, (ii) intellectual property rights embodied in the Proprietary Materials, and (iii) any patent rights which may be granted with respect to any inventions included in the Proprietary Materials. Licensees acknowledge that Licensor and its affiliates shall be free to use or license other persons to use any of the intangible rights retained or obtained by them under this Section or any other agreements between them, and that they may assign or otherwise transfer all or any part of such ownership rights to the fullest extent permitted by law, subject in each case to the licenses granted by this

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Agreement. Upon the registration by Licensor or its affiliates of any copyright, trademark or patent which would control use of any of the intangible rights licensed hereunder pursuant to applications filed by the owner of such right, the registered rights so granted will be deemed licensed to Licensees with respect to the Golf Facilities operated hereunder without further action by the parties or requirement of additional compensation.

3.2 APPROVAL OF PROMOTIONAL MATERIALS. Licensees acknowledge that it is essential for the protection of the interests of Licensor and GBI in the Golden Bear Endorsement that Licensor have continuing control over the manner in which the Facility Trademarks and all other elements of the Golden Bear Endorsement are used to advertise or promote the Golf Facilities licensed under this Agreement.

         (a) Licensees agree that Licensor shall have a right to approve or disapprove of any of the following (collectively, the "Promotional Materials") prior to any use by Licensees throughout the term of this Agreement: (i) any paid print or broadcast media advertising for any Golf Facility or the Golf Facilities in general, and any press release or other public relations materials to be delivered to media to promote any Golf Facility or the activities of Licensees and/or Family Golf with respect thereto, (ii) any brochures or other printed materials describing any Golf Facility to be hand delivered to potential customers or delivered by any form of direct response marketing, and (iii) any special events or promotional activities to be conducted by or on behalf of Licensees or Family Golf to generate interest in a Golf Facility.

         (b) Licensees agree to submit to Licensor for approval prior to use a copy or sample of each item of Promotional Materials which will appear in written or printed form (including layouts or scripts and story boards as appropriate) and a final edited copy or sample of any Promotional Materials which will be broadcast or otherwise appear in electronic media or other audiovisual form. If the Promotional Materials are part of a special event or promotional activity, Licensees will submit to Licensor for approval prior to announcing such event or activity a written description of the proposed event or activity describing the intended use of the Golden Bear Endorsement in connection therewith, together with any written or printed materials to be used in connection with such event or activity. Licensor will use its best efforts to notify the Licensee submitting such materials within ten (10) business days after Licensor receives complete samples and descriptions of Promotional Materials whether they are acceptable and, if they are not acceptable, any objections which Licensor or GBI may have with respect to such materials.

         (c) If, at any time after approval of a proposed use of the Golden Bear Endorsement, it appears to Licensor or GBI that such use is not in keeping with the desired public image of Jack Nicklaus, Licensor may so notify Licensees and require the termination of such use, such notice to state the reasons why such use is not acceptable. Licensees shall terminate any oral use forthwith upon receipt of any such notice, and shall terminate any written or recorded use as soon as reasonably practicable, and in no event later than the last advertising run date irrevocably committed prior to Licensees' receipt of such notice.

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         (d) In reviewing Promotional Materials submitted by Licensees, Licensor will give due consideration to the advertising standards established by GBI and Old GBGC prior to the date of this Agreement, and any guidance provided by GBI as to the permitted uses and required forms of use of various trademarks licensed under this Agreement. Licensor hereby authorizes Licensees to continue utilizing the current standard formats and guidelines for advertising developed by Old GBGC and approved by GBI prior to the date of this Agreement, and Licensees shall not require any further review or approval of Promotional Materials which conform to such formats and guidelines until such time, if any, as Licensees elect to make any material modification in standard forms approved by Old GBGC. Licensor will also provide Licensees with the opportunity to secure the approval of new formats for advertising under subsection (b) of this Section, which formats may be used by Licensees without further review or approval until further notice from Licensor by inserting appropriate references to the name(s) and location(s) of an individual Golf Facility or group of Golf Facilities in such standard forms.

3.3 PROTECTION OF INTANGIBLE RIGHTS. - Licensees agree that it will abide by the reasonable directions of Licensor with respect to trademark, copyright and patent notices required by law to protect the interest of Licensor and its affiliates in the Golden Bear Endorsement and the Proprietary Materials. Licensees agree not to authorize or participate in any conduct which would result in a dilution or loss of distinctiveness of any of GBI's trademarks, or which could result in any other protected materials being placed in the public domain. Licensees further agree to hold any confidential business and operational methods and quality standards developed by GBI and/or Old GBGC in connection with the development or operation of Golf Facilities (including information disclosed to Old GBGC during the period it was a licensee of GBI and/or subsidiary of Licensor) in confidence, and not to disclose or otherwise release any of such information without the prior consent of Licensor.

3.4 RETENTION OF MARKETING/MERCHANDISING RIGHTS. - Except for those activities permitted under Schedule "3", Licensees acknowledge that the rights licensed hereunder do not include the right to use, or to sublicense to Family Golf or any other person the right to use, any of the following intangible rights to manufacture, market, endorse or promote goods or services other than the Golf Facilities licensed under this Agreement: (i) the Facility Trademark or any other trademark of GBI included in the Golden Bear Endorsement, (ii) the name, likeness or other identifying characteristics or personal endorsement of Nicklaus, or (iii) any artwork, images, text or other creative work included within the Proprietary Materials. Without limiting the foregoing restrictions, it is understood that Licensees and Family Golf shall be prohibited from affixing any of GBI's trademarks to, or incorporating such trademarks or any other publicity rights or intellectual property licensed under this Agreement into, any merchandise developed for use or sale at the Golf Facilities, including golf equipment, accessories and apparel. Subject to the terms of existing merchandise licensing agreements of GBI and Licensor, and such parties' plans for additional products bearing the Golden Bear Endorsement in the United States territory, Licensor shall use its best efforts to obtain reasonable sourcing agreements for the Golf Facilities licensed under

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this Agreement with existing product licensees and from additional licensees identified by Licensor and its affiliates who are capable of reasonably exploiting the sale of products bearing the Golden Bear Endorsement in the United States market. If any of the Golf Facilities desire to purchase any merchandise bearing the Golden Bear Endorsement, Licensees agree that they will purchase their entire requirements of such merchandise from sources identified in writing from time to time by Licensor as authorized licensees of GBI or Licensor or such additional sources as may be approved by them in writing upon request of Licensor.

                          SECTION 4: FEES AND EXPENSES

4.1 MINIMUM ANNUAL RETAINER PAYMENTS. In order to retain their rights to operate the Golf Facilities under this Agreement, Licensees agree to pay Licensor a non-refundable annual retainer (the "Minimum Annual Retainer") in the amount of seven hundred ninety-five thousand dollars ($795,000) per full calendar year. The Minimum Annual Retainer for calendar year 1998 shall be reduced by an amount equal to four hundred ninety thousand dollars ($490,000) multiplied by a fraction, the numerator of which is the number of days remaining in such calendar year after the effective date of this Agreement and the denominator of which is three hundred sixty-five (365). The full amount of such Minimum Annual Retainer, as adjusted, shall be paid in advance by Licensees in two (2) equal installments, with the first due within five (5) days after the effective date of this Agreement and the second payable on or before October 1, 1998. Minimum Annual Retainers for each remaining calendar year during the term of this Agreement shall be paid without adjustment in four (4) equal installments due and payable at the beginning of each calendar quarter during such year.

4.2 INCENTIVE COMPENSATION ON GROSS REVENUES. - In addition to the Minimum Annual Retainer required under Section 4.1, above, Licensees agree to pay incentive compensation to Licensor based upon the achievement of the following annual Adjusted Gross Revenue targets by the Golf Facilities in each calendar year during the term of this Agreement: (i) one percent (1%) of the amount by which the aggregate annual Adjusted Gross Revenues of all Golf Facilities exceeds thirty million dollars ($30,000,000); (ii) an additional one percent (1%) of the amount by which the aggregate annual Adjusted Gross Revenues of all Golf Facilities exceeds forty million dollars ($40,000,000); and (iii) an additional one percent (1%) of the amount by which the aggregate annual Adjusted Gross Revenues of all Golf Facilities exceeds fifty million dollars ($50,000,000). For purposes of determining the incentive fees due during calendar year 1998 and during any year in which an early termination of this Agreement occurs, the foregoing annual targets for aggregate Adjusted Gross Revenues shall be prorated based upon the number of days this Agreement is effective during such calendar year. In the event of a partial termination under
Section 5.2, below, the foregoing annual targets for aggregate Adjusted Gross Revenues for the following calendar year shall be reduced by a percentage equal to the percentage reduction in the number of Golf Facilities licensed under this Agreement as a result of Golf Facilities terminated during the prior calendar year. As used herein, "Adjusted Gross Revenues" of a Golf Facility shall mean the total amount of "Net Revenues" received from food and beverage sales, pro shop sales, and teaching fees from private lessons not using the Teaching Program or Coaching Studio, plus its gross revenues received which were generated from its customers on account of all other activities at the Golf Facility, including without limitation, admission fees, membership sales, membership dues, rental and use fees, driving range and playing fees, fees for the use of batting cages, miniature golf and other recreational facilities, fees from the Teaching Program and use of the Coaching Studio, and any other teaching fees (except teaching fees from private lessons not using the Teaching Program or Coaching Studio). "Net Revenues" from any sales or teaching activity shall mean gross revenues received from such activity, less (a) the cost of goods sold through any such sales, (b) labor costs directly related and allocable to any such sales, (c) teacher labor costs directly related and allocable to any such lessons, and (d) sales taxes collected by the operators of Golf Facilities and paid over to the state and local governmental authorities having jurisdiction over the Golf Facilities which are included in gross revenues. On or before the January 31 of each calendar year during the term of this Agreement, commencing on January 31, 1999, Licensees shall deliver to Licensor a statement setting forth the operating results and calculation of Adjusted Gross Revenues of each of the Golf Facilities for such preceding calendar year and Licensees shall simultaneously make payment of all incentive fees due to Licensor as shown by such statement. Licensees shall keep and maintain such books of account as shall be necessary to record and preserve all revenue generating transactions of the Golf Facilities and for the accurate computation of Adjusted Gross Revenues, which books of account shall be open for inspection and copying on reasonable notice a reasonable number of times per year during reasonable business hours by Licensor and its representatives for a period of three (3) years following the end of the calendar year in which such Adjusted Gross Revenues were generated.

4.3 OTHER COMPENSATION AND EXPENSES. - This Agreement shall not affect the rights of the parties and their affiliates to receive commissions or other compensation with respect to activities undertaken by them under such separate agreements as may be in effect from time to time during the term of this Agreement, including without limitation, agreements relating to the sponsorship of Golf Facilities, the commercial exploitation of customer lists, or the sale of products and services offered by a party or its affiliates, all of which compensation shall be paid without regard to this Agreement according to the terms and conditions agreed between the persons involved. Unless otherwise agreed by the parties, Licensees shall be responsible for payment or reimbursement of all out-of-pocket expenses incurred by Licensor in connection with its performance of this Agreement, including communications and travel expenses and fees of third parties retained by Licensor to carry out its obligations hereunder, provided that Licensor shall not be entitled to seek reimbursement of any such expense in excess of five thousand dollars ($5,000) which has not been pre-approved by Licensees. Except as otherwise expressly agreed in this Agreement or in any other agreements between the parties, Licensor and Licensees will each be responsible for payment of the overhead and out-of-pocket costs and expenses incurred by them in connection with their performance of this Agreement out of the revenues derived by such parties hereunder and under such other agreements as may be in effect from time to time relating to the subject matter hereof.

                        SECTION 5: TERM AND TERMINATION

5.1 TERM OF AGREEMENT. - Unless sooner terminated in accordance with this Section or with Section 5.2 of this Agreement, the term of this Agreement shall commence on the date hereof and shall continue until December 31, 2008. Not later than six (6) months before the scheduled expiration of the term of this Agreement, the parties agree to evaluate their business circumstances and the terms of this Agreement and reach a mutual determination as to their interest in negotiating a renewal of this Agreement. The parties agree that Licensees shall have the option to terminate this Agreement, without cause, effective December 31, 2000, by giving Licensor written notice of its exercise of such option on or before October 1, 2000. In the event that Licensees fail to provide written notice to Licensor of their election to exercise or waive their option right on or before such date, this Agreement shall continue in force after December 31, 2000, and thereafter shall be terminable by Licensees on at least six (6) months prior written notice to Licensor for the balance of the original term, except as provided herein. Licensor shall have the right to make written demand upon Licensees to either exercise or waive their termination option under this
Section if the termination option is not exercised by December 31, 2000. In the event such demand is made by Licensor prior to the actual exercise of Licensees' option right, Licensees shall have three (3) months from the date of such demand to either waive or exercise their option to terminate. If such option is not exercised by Licensees within such three (3) month period, this Agreement shall continue in force for the balance of its original term.

5.2 TERMINATION OF INDIVIDUAL GOLF FACILITIES. - The parties agree that the application of this Agreement to an individual Golf Facility may be terminated without a termination of the entire Agreement under the following circumstances:

         (a) Either Licensee may terminate the application of this Agreement to any individual Golf Facility on not less than ninety (90) days prior written notice to Licensor if the operation of such Golf Facility is terminated or abandoned by such Licensee.

         (b) Licensor may terminate the application of this Agreement to any individual Golf Facility if such Golf Facility fails to meet the standards of quality established under this Agreement and the Licensee responsible for such Golf Facility fails to bring it into compliance with such standards of quality within ninety (90) days after receipt of written notice from Licensor identifying any violations of the standards of quality and specifying those actions required to remedy such violations, unless the violation specified is such as cannot be remedied within ninety (90) days, in which case no termination may be made so long as such Licensee is proceeding in good faith and with reasonable speed to cure such violation.

         (c) In addition to such termination rights, the parties agree that the application of this Agreement to any individual Golf Facility shall terminate automatically unless otherwise mutually agreed by the parties in the event that any third party successfully asserts conflicting trademark rights or registrations which prevent a Licensee from using the Facility Trademark in the trading area where such Golf Facility operates. Licensor represents and warrants that it has no present knowledge of any such conflicting rights or registrations.

         (d) The termination of a Licensee's rights with respect to an individual Golf Facility shall terminate the rights of such Licensee to operate or authorize the operation of such Golf Facility under the licenses granted under Section 1.1, above, and shall adjust the computation of incentive compensation payable to Licensor as provided in Section 4.2, above, but such termination shall not otherwise affect the rights and obligations of the parties with respect to any other Golf Facility licensed under this Agreement. Licensees shall be required to report and pay compensation with respect to the Gross Sales generated by any terminated Golf Facility prior to the effective date of such termination, which reports and payments shall be included in the annual statements for all Golf Facilities required under Section 4.2, above. In the event this Agreement is terminated pursuant to this Section, the parties agree that the Minimum Annual Retainer payable for the calendar year following such termination shall also be reduced by an amount equal to (i) fifty thousand dollars ($50,000) per Golf Facility terminated if such termination occurs at the Alley Pond, Greenburgh (Elmsford), or Skydrive Licensed Locations in New York State or the Wayne Licensed Location in New Jersey, or (ii) thirty-five thousand dollars ($35,000) per Golf Facility terminated if such termination occurs at any other Licensed Location or at any of the Company Locations.

         (e) Within thirty (30) days after the termination of any individual Golf Facility hereunder, the Licensee responsible for such Golf Facility shall remove all signage and other decorations using the Golden Bear Endorsement from its premises and cease using and remove from the premises all Proprietary Materials other than generic computer hardware and video equipment acquired by such Licensee as part of the Coaching Studios operated at such Golf Facility, which equipment shall be modified within such in the manner described in Subsection 5.4(b), below. Unless otherwise agreed by the parties, any items so removed from a terminated Golf Facility may be retained by Licensees for utilization at one of the remaining Golf Facilities or otherwise shall be returned to Licensor for reuse or destruction. The Licensee responsible for any Golf Facility terminated by Licensor under Subsection (b) of this Section shall be entitled to continue to promote and operate such facility under the Family Golf trademarks and/or such other identification system as such Licensee may elect, in its discretion, provided however, that such activities are continued without further reference to or use of the Golden Bear Endorsement or any other references to Licensor, GBI and/or Jack Nicklaus (or any symbol associated in the mind of the public with GBI or Jack Nicklaus), except to the extent that other facilities operated by Family Golf or its affiliates which are not licensed as Golf Facilities under this Agreement have been expressly authorized by Licensor to make such a reference or use. The termination of a Golf Facility's rights to utilize the Golden Bear Endorsement shall be deemed to automatically terminate Licensees rights to utilize any Promotional Materials showing such Golf Facility as one (1) of the locations authorized to operate under the Facility Trademark. Licensees shall have the time period provided in
Section 3.2 (c) to wind up their use of such Promotional Materials, so long as no such materials are utilized in the trading area of the terminated Golf Facility and provided that all other requirements of this subsection are met on a timely basis.

5.3 TERMINATION OF AGREEMENT. - Upon the occurrence of any of the following Events of Default, the non-defaulting party shall have the option to terminate this Agreement by written notice to the defaulting party:

         (a) If Licensees shall fail to make any payment required to be made under this Agreement when the same falls due;

         (b) If the rights of Licensor to sublicense the rights granted to Licensees under this Agreement are terminated by GBI, or by any third party claiming an interest adverse to GBI with respect to the trademark and related intangible rights which Licensor has agreed to provide in connection with the Golf Facilities licensed under this Agreement;

         (c) If Licensees have, collectively, terminated or suffered the termination of this Agreement under Subsections 5.2(a) or (b), above, with respect to more than two (2) of the Golf Facilities licensed under this Agreement.

         (d) If any party shall fail to observe or perform any other material covenant, agreement, or obligation under this Agreement, and has not cured any such failure within ninety (90) days of receiving written notice from the other party;

         (e) Proceedings are instituted by any party under any bankruptcy or insolvency law or other law for the benefit of creditors or the relief of debtors, or involuntary bankruptcy proceedings are commenced against either party and such proceedings result in the entry of an order adjudicating such party as bankrupt or such proceedings are not dismissed within one hundred eighty (180) days after the commencement thereof;

         (f) If a party makes or suffers an assignment or transfer of this Agreement to any other party in violation of the requirements of Section 7.1, below; or

         (g) In the event that any circumstances arise under which the continued association of the Golden Bear Endorsement with Licensees or Family Golf under this Agreement would discredit, diminish or otherwise have a material adverse affect upon the public image of Nicklaus, Licensor or GBI, and such event shall be identified as an event of default by Licensor in a written notice given to Licensees within six (6) months of the date of such event;

5.4 EFFECTS OF TERMINATION. - Following the effective date of the expiration or earlier termination of this Agreement under Section 5.1 or 5.3, above:

         (a) Licensees shall no longer utilize the Proprietary Materials or Golden Bear Endorsement in connection with the operation, identification, advertising or promotion of any Golf Facility, and all rights of Licensees in and to the Proprietary Materials and Golden Bear Endorsement shall cease absolutely. Licensees shall immediately discontinue any further advertisement, promotion or use of the Teaching Program by the instructors at all Golf Facilities then in existence.

         (b) Licensees shall have a period of thirty (30) days (or such longer period as may be approved by Licensor in its sole discretion on a case to case basis) to remove all signage and other decorations using the Golden Bear Endorsement from the premises of each and every remaining Golf Facility and to remove and return to Licensor all Proprietary Materials other than generic computer hardware and video equipment acquired by Licensees as part of the Coaching Studio. Licensees shall remove any nameplates, trademarks or other unique identifying features (including any proprietary cabinet designs for equipment associated with the Studio Trademarks) from any Coaching Studio hardware and equipment retained by Licensees in order to avoid confusion regarding the source of such hardware and equipment or its association with the Proprietary Materials. The sole purpose of the grace period set forth herein is to permit Licensees to honor their obligations to make physical changes in the Golf Facilities in an orderly manner, and this subsection shall not be deemed an extension or continuation of the right to use the Golden Bear Endorsement or Proprietary Materials beyond the termination of this Agreement.

         (c) After the termination of this Agreement, Licensees and Family Golf shall be entitled to continue to promote and operate all Golf Facilities then in existence as a golf teaching and practice facility under the Family Golf trademarks and/or such other identification system as such party may elect, in its discretion, provided however, that such activities are continued without further reference to or use of the Golden Bear Endorsement or any other references to Licensor, GBI and/or Jack Nicklaus (or any symbol associated in the mind of the public with GBI or Jack Nicklaus).

         (d) Within ninety (90) days after the date of termination of this Agreement, Licensees shall provide Licensor with a final accounting of all compensation earned by Licensor and paid by Licensees through the termination date. Such accounting will be accompanied by a statement of Gross Revenues generated by the Golf Facilities between the beginning of the last applicable accounting period and the termination date and payment in full of all compensation earned under Sections 4.1 and/or 4.2 of this Agreement which has not been paid by Licensee prior to the time such accounting is furnished.

                       SECTION 6: RELATIONSHIP OF PARTIES

6.1 INDEPENDENT CONTRACTORS. - Nothing herein is intended nor shall be deemed to create a joint venture, partnership, or agency relationship between or among GBI, Licensor, Licensees or Family Golf, or to impose any liability or responsibility on any such party for the debts or losses of any other party. Neither Licensor nor either Licensee shall have the power to commit the other to any matter or thing whatsoever without the prior express written consent of the party to be charged. It is understood that each party and its affiliates are to perform their obligations and exercise their rights hereunder as an independent contractor with discretion and control as to the manner and timing of such performance. Notwithstanding the foregoing, the parties acknowledge that, except as otherwise stated in this Agreement, the Licensees shall exercise their rights under this Agreement jointly, and they will be jointly and severally liable for any obligations incurred or defaults committed under this Agreement.

6.2 PARTICIPATION OF LICENSOR. - The parties acknowledge that the participation of Licensor under this Agreement is that of a sublicensor of trademarks, endorsement rights, and other proprietary rights and an independent contractor of services under the specific terms and conditions of this Agreement. This Agreement is not intended to release, enlarge or otherwise affect any of the rights or obligations of Licensor with respect to the Company Locations under the Stock Purchase Agreement between Family Golf and Licensor, or to subject Licensor to the claims of any third parties with respect to the Golf Facilities licensed under this Agreement by virtue of its agreement to provide the trademark and related proprietary rights necessary to carry out this Agreement.

6.3 INDEMNIFICATION; INSURANCE. - Licensees agree to indemnify Licensor and its affiliates (including Nicklaus) for and hold them harmless from and against any and all obligations, losses, costs, expenses, damages, liabilities or claims, including attorneys' fees, arising out of claims asserted by third parties which are related in any way to Licensees' business of operating the Golf Facilities, provided however, that the foregoing indemnification shall not apply to (i) any obligations or liabilities of Licensor or its affiliates, and any obligations of Old GBGC assumed by Licensor or chargeable to it under its Stock Purchase Agreement with Family Golf, or (ii) any liability incurred by a party seeking indemnification as a result of such party's own negligence or willful misconduct. In the event that an indemnified party is joined as a party defendant in any legal action instituted against a Licensee by a third party as a result of such Licensee's activities, Licensees shall undertake to defend and shall continue to defend against any such asserted liability and shall pay all reasonable costs of defense related thereto, including, but not limited to, the cost and expense of independent counsel, if any, retained by such indemnified party in the event of a conflict which prevents joint defense of the claim, and Licensees shall indemnify and hold the indemnified parties harmless in the event of a settlement or adverse judgment against any of them. Licensor agrees to notify Licensees promptly after receiving notice of any threat of proceedings that would require the Licensees to indemnify Licensor or any affiliated party hereunder, or of the commencement of any proceedings which would require such indemnification, but the failure to notify the Licensees promptly shall not relieve the Licensees of any obligations to indemnify Licensor or its affiliates except to the extent that the failure to give prompt notice has jeopardized the Licensees' ability to defend the pending claims. During the term of this Agreement, Licensees shall maintain in force at all times general liability insurance in an amount not less than two million dollars ($2,000,000) per occurrence per Golf Facility, which insurance shall cover liabilities arising out of the business activities of Licensees at such Golf Facilities and shall insure Licensees' obligations to defend and indemnify Licensor and its affiliates as provided herein. Licensor shall have the right to receive a copy of each policy of insurance issued hereunder and shall be listed as a party to receive notice from the insurer in the event of a cancellation or material change in any such policy.

6.4 INJUNCTIVE RELIEF. - The parties recognize that Licensor and its affiliates may suffer immediate and irreparable injury to their business and reputation in the event of any unauthorized use of the Golden Bear Endorsement or Proprietary Materials by Licensees or any person acting in concert with Licensees, including without limitation, Family Golf, and that money damages alone would not compensate Licensor for such injury. For that reason, it is understood and agreed that Licensor, in addition to other remedies available to it and without waiver or election of any such remedies, may obtain temporary restraining orders and preliminary injunctive relief from any court having equity jurisdiction over the parties, without requirement of a bond or other undertaking, and to obtain such final orders granting permanent injunction or specific performance upon full trial on the merits, including injunctive relief requiring Licensees or any party purporting to claim by or through a Licensee under this Agreement to take affirmative action to cure any such violation of this Agreement or ameliorate its effects. It is understood that GBI and Nicklaus shall be entitled to the benefit of this Section in the event that GBI is required to enforce its rights as a trademark owner or Nicklaus is required to enforce his common law rights of privacy or publicity by direct action against either Licensee or any party purporting to claim by or through Licensees under this Agreement.

6.5 RIGHTS OF GBI. - Licensees acknowledge GBI's ultimate right, as owner of the Facility Trademark and the Golden Bear Endorsement, to control the use of the Golden Bear Endorsement under this Agreement and under the laws and regulations of any jurisdiction applicable to the Golf Facilities. Licensor hereby agrees that it will be responsible for taking those actions and securing those approvals of GBI which are required in order to maintain the rights of Licensor to grant the licenses set forth in this Agreement, and Licensees agree that Licensor shall not be required to take any action or approve of any action requested by Licensees under this Agreement where such action would be contrary to the interests of GBI as a trademark owner or violate the terms of any agreements between GBI and Licensor with respect to the Golden Bear
Endorsement or Proprietary Materials.

6.6 SOLE REMEDIES. - Other than the injunctive relief referred to above, the right to terminate this Agreement, and the right to sue for money damages (but not consequential, special, or punitive damages), Licensor shall have no other legal remedies hereunder.

                         SECTION 7: GENERAL PROVISIONS

7.1 ASSIGNMENT. - Except as herein provided, neither party may assign any of its rights under this Agreement without the prior written consent of the other party.

         (a) Licensor may assign its rights to receive payments under this Agreement to any person, and may delegate any of its duties to a wholly owned subsidiary established for the purpose of licensing golf teaching and practice facilities to operate under the Golden Bear Endorsement or managing such licensed golf facilities, provided that such assignment shall not relieve Licensor of any of its obligations or effect a transfer of any other rights of Licensor or its affiliates hereunder.

         (b) Licensees may assign their right and/or delegate their duties with respect to any individual Golf Facility to any wholly owned subsidiary of a Licensee or Family

Golf which is created for the special purpose of owning and operating a single Golf Facility. No such assignment or delegation shall relieve either Licensee from its obligations under this Agreement, and Licensees shall remain jointly and severally liable for the performance of all such obligations with respect to all of the Golf Facilities.

         (c) Licensees may assign or otherwise transfer this Agreement to Family Golf or a wholly owned subsidiary of Family Golf having sufficient net worth and personnel to carry out Licensees' responsibilities under this Agreement, provided that such transfer shall not become effective until Licensor receives written notice thereof and a written acknowledgment by the transferee of its assumption of Licensees' obligations under this Agreement unless such assumption is presumed by operation of law.

         (c) Any party may assign or otherwise transfer this Agreement to a party having sufficient net worth and personnel to perform the transferor's obligations hereunder who simultaneous acquires all or substantially all of the business conducted by such transferor, provided that such transfer shall not become effective until the other party receives written notice thereof and a written acknowledgment by the transferee of its assumption of the transferor's obligations under this Agreement unless such assumption is presumed by operation of law.

7.2 NON-WAIVER. - The failure of a party to demand strict performance of or compliance with this Agreement or any provisions thereof at any time or under any set of circumstances shall not be deemed a waiver by such party of its right to demand such performance and compliance at any other time or under any other circumstances. This Agreement may not be changed, modified, or terminated orally, but only by a written instrument of change, modification, or termination executed by the party against whom enforcement of any change, modification, or termination is sought.

7.3 SEVERABILITY. - If any term or provision of this Agreement or the application thereof to any particular person or circumstances shall to any extent be invalid or unenforceable then such invalidity or unenforceability shall not impair the remainder of this Agreement or the application of such term or provisions to persons or circumstances other than those as to which it is held invalid or unenforceable and each other term and provision of this Agreement, not affected thereby, shall be valid and enforceable to the fullest extent permitted by law.

7.4 GOVERNING LAW. - All questions pertaining to the validity, construction, execution and performance of this Agreement shall be construed in accordance with and governed by the internal laws of the State of Florida without regard to principles of conflicts of law which might otherwise be applied.

7.5 NOTICES. - Any notice to be given under this Agreement shall be made in writing and shall be sent to the address or facsimile number of the intended recipient with copies provided as set forth below, or as such address or facsimile number may be changed by a written notice meeting the requirements of this subsection:

         If to Licensor:         Golden Bear Golf, Inc.

                                 11780 U.S. Highway #1, Suite 400
                                 North Palm Beach, Florida  33408
                                 Facsimile:  (561) 626-5335
                                 Attention: Richard P. Bellinger, President

       With a copy to:           Fleming, Haile & Shaw, P.A.
                                 11780 U.S. Highway #1, Suite 300
                                 North Palm Beach, Florida  33408
                                 Facsimile:  (561) 622-7603
                                 Attention:  James H. Schnare II, Esq.

         If to Licensees:        GBGC Family Golf Centers, Inc. and
                                 Orient Associates International, Inc.
                                 538 Broadhollow Road
                                 Melville, New York 11747
                                 Facsimile: (516) 694-0918

         With copies to:         Family Golf Centers, Inc.
                                 538 Broadhollow Road
                                 Melville, New York 11747
                                 Facsimile: (516) 694-0918
                                 Attention:  Dominic Chang, President

                  and: Squadron, Ellenoff, Plesent & Sheinfeld, LLP 551 Fifth Avenue
                                 New York, New York 10176
                                 Facsimile: (212) 697-6686
                                 Attention: Kenneth R. Koch, Esq.

Any notice under this subsection shall be deemed to have been given: (i) if mailed by certified mail, return receipt requested, three (3) days after the date such notice and required copy are deposited, postage paid with the United States Postal Service, as shown by its receipt for certified mail; (ii) if sent via courier service or express delivery, upon the date of actual delivery as endorsed by the carrier or person accepting such delivery for the recipient of such notice and required copy, or (iii) if sent via facsimile to the telephone numbers given by the recipients of such notice and required copies for such purpose, on the first business day following the date of such transmission as shown by the confirmation forms printed by the sending machine showing the recipients' station identification and verification of error free transmission, provided that confirmation copies of such notice and required copy are sent to the recipients via certified mail or courier as provided above not later than the first business day following the date of such confirmed facsimile transmission.

         IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the date first set forth above.

GOLDEN BEAR GOLF, INC.                    GBGC FAMILY GOLF CENTERS, INC.
                                            f/k/a Golden Bear Golf Centers, Inc.

By: /s/ RICHARD P. BELLINGER              By: /s/ ROBERT J. KRAUSE
   ------------------------------            ---------------------------------
    Richard P. Bellinger, President           Robert J. Krause,
    Its Authorized Officer                      Senior Vice President
                                              Its Authorized Officer

                                          ORIENT ASSOCIATES
                                          INTERNATIONAL, INC.

                                          By: /s/ Robert J. Krause
                                             -----------------------------------
                                              Robert J. Krause,
                                                Senior Vice President
                                              Its Authorized Officer

                                  SCHEDULE "1"

                           LIST OF COMPANY LOCATIONS

                           -------------------------


GBGC AT CADDYSHACK                                     GBGC AT OASIS
8230 Wehrle Drive                                      39500 Five Mile Road
Williamsville, NY  14221                               Plymouth, MI  48170

GBGC AT COLLEGE PARK                                   GBGC AT POLARIS
4696 University Blvd.                                  510 Lazelle Road
College Park, MD 20740                                 Westerville, OH  43081

GBGC AT COOL SPRINGS                                   GBGC AT ROLLANDIA
1530 Hamilton Road                                     4990 Wilmington Pike
Pittsburgh, PA  15234                                  Dayton, OH  45440

GBGC AT CYPRESS CREEK                                  GBGC AT ROYAL OAK
5601 West McNab Road                                   3500 Edgar Road
North Lauderdale, FL  33068                            Royal Oak, MI  48073

GBGC AT THE HIGHLANDS                                  GBGC AT SUNSET
2538 Golden Bear Drive                                 16251 SW Jenkins Road
Road Carrollton, TX 75006                              Beaverton, OR 97006

GBGC AT MCDAIN                                         GBGC AT TOMS RIVER
4440 Broadway Boulevard                                1348 Fischer Blvd
Monroeville, PA  15146                                 Toms River, NJ  08753

GBGC AT NORTHLAKE                                      GBGC AT TOWNGATE
3100 Northlake Blvd.                                   22255 Eucalyptus Avenue
Lake Park, FL  33403                                   Moreno Valley, CA  92553

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                                  SCHEDULE "2"

                           LIST OF LICENSED LOCATIONS

                           --------------------------


                               GBGC AT ALLEY POND
                               232-01 Northern Boulevard
                               Douglaston, NY  11363

                               GBGC AT CLAY
                               3985 Route 31
                               Liverpool, NY  13090

                               GBGC AT GREENBURG
                               300 Waterside Drive
                               Fairview Corporate Park
                               Elmsford, NY  10523

                               GBGC AT HENRIETTA
                               350 Calkins Road
                               Henrietta, NY  14467

                               GBGC AT SKYDRIVE
                               1024 Broadhollow Road
                               Farmingdale, NY  11735

                               GBGC AT THE LAKES OF EL SEGUNDO
                               400 S. Sepulveda Boulevard
                               El Segundo, CA  90245

                               GBGC AT WILLOWBROOK
                               366 Route 46 Service Road East
                               East Wayne, NJ 07470

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                                  SCHEDULE "3"

                      PERMITTED CROSS-MARKETING ACTIVITIES

                      ------------------------------------

     Subject to the further requirements of Section 3.2 of the Sublicense Agreement, Licensor has agreed to permit Licensees to take part in certain cooperative marketing programs made available generally to golf teaching and practice facilities operated by Family Golf and its affiliates, as more particularly defined in this Schedule. This Schedule may be amended by mutual written agreement of the parties during the term of the Agreement to authorize additional programs which may be developed by Family Golf and its affiliates.

     The following uses of the Facility Trademark are hereby permitted under this Schedule:

     1. Licensees may utilize the Facility Trademark to identify and promote any individual Golf Facility or group of Golf Facilities as part of a larger group of facilities operated by Family Golf's affiliates within a single local media market or trading area in a common advertisement in such media as newspapers, radio or phone book advertising. Any use of the Facility Trademark in a common advertisement must be referenced specifically to the licensed Golf Facilities included in such advertisement, and not placed in a manner to indicate Licensor's approval or sponsorship of any golf facilities operated under trademarks owned by Family Golf.

     2. Licensees may maintain referral lists or signage on the premises of Golf Facilities to promote a group of golf facilities in the local trading area operated by Family Golf's affiliates as "associated" facilities, and include Golf Facilities in such referral lists or signage which are placed on the premises of other facilities within such groups to promote the Golf Facilities. Any use of the Facility Trademark in a common referral list or group signage must be referenced specifically to the licensed Golf Facilities included in such list or signage, and must not placed in a manner to indicate Licensor's approval or sponsorship of any golf facilities operated under trademarks owned by Family Golf.

     3. Licensees may include the Golf Facilities in master reference lists of Family Golf affiliated golf facilities on a regional or national basis which are published and distributed to patrons of such affiliated golf facilities. In any such lists, the Golf Facilities shall be indentified by a separate grouping or heading to distinguish them from other facilities operated under the Family Golf trademarks.

     4. The Golf Facilities may participate in reciprocal range card or customer loyalty programs developed by Family Golf for all of its affiliated facilities, and Licensees may authorize Family Golf to use of the Facility Trademark for the limited purpose of advertising the participation of the Golf Facilities in such programs. Licensees shall include an appropriate description and/or disclaimer in its program materials to indicate that such programs will only be honored by participating Golden Bear Golf Centers(R) owned and operated by Licensees.